Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated October 15, 2007 is made by and between Kimco Realty Corporation (the “Company”), a Maryland corporation, and Michael J. Flynn (the “Executive”).

1.

Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.

Certain Definitions.

(a)

“Base Salary” is defined in Section 6(a).

(b)

“Bonus” is defined in Section 6(b).

(c)

“Automobile” is defined in Section 6(c).

(d)

“Benefits” is defined in Section 6(e).

(e)

“Board” means the Board of Directors of the Company.

(f)

 “Cause”.  For purposes of this Agreement, “Cause” shall mean any of the following (i) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude; (ii) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; or (iv) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate.

(g)

“Change in Control”.  For purposes of this Agreement, a “Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale by any Person resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include Company or (iii) a merger or consolidation of the Company into another entity which is not an Affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction.

(h)

"Significantly Disabled"   For purposes of this Agreement, Executive shall be “Significantly Disabled” with or without reasonable accommodation if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement.  Executive’s receipt of disability benefits under the Company’s long-term disability benefits plan (the “LTD Plan”) or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Significantly Disabled.

(i)

“Effective Date” shall mean January 1, 2008.

(j)

 “Stock Options” is defined in Section 6(d).

(k)

“Term of Employment” is defined in Section 3.

(l)

“Renewed Term of Employment” is defined in Section 4.

3.

Term of Employment.  The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until December 31, 2008 (the “Term of Employment“), unless sooner terminated in accordance with Section 7 below or unless renewed pursuant to Section 4 or extended by mutual agreement of the parties.

4.

Renewal.  If this Agreement is not otherwise terminated, it will automatically renew for a term of one (1) year (the "Renewed Term of Employment") effective on the day after the Term of Employment ends (the "renewal date"), unless either party hereto gives written notice of non-renewal at least ninety (90) days prior to the end of the Term of Employment.

5.

Duties and Responsibilities.

(a)

During the Term of Employment and any Renewed Term of Employment, the Executive shall serve as Vice Chairman and President of the Company.  In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the officer to whom Executive reports or by the designee of the Company’s Chief Executive Officer.

(b)

Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities.

(c)

Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

(d)

In connection with his employment during the Term of Employment and Renewed Term of Employment, if any, the Executive shall be based at any location agreed upon between the Executive and the Company.

1.

Compensation and Benefits.

(a)

Base Salary.  During the Term of Employment or Renewed Term of Employment, if any, the Executive shall receive a base salary (“Base Salary”) at a rate of $700,000 per annum (or such greater amount as shall be determined by the Company’s Chief Executive Officer in conjunction with the Board of Directors), payable monthly or more frequently in accordance with the Company’s practice as applied to other senior executives.  Such base salary shall be reviewed at least annually.

(b)

Bonus.  Provided that Executive remains employed hereunder on such dates, on each annual anniversary of the Effective Date, Executive shall become entitled to receive a cash bonus (the “Minimum Bonus”) at the minimum amount of $625,000 (or such greater amount as shall be determined by the Company’s Chief Executive Officer in conjunction with the Board of Directors).

(c)

Automobile.  During the term of Employment and Renewed Term of Employment, if any, the Company shall also provide Executive with use of an automobile selected by Executive and shall pay fuel, oil and other vehicle necessities and maintenance and repairs cost and expenses for or to the automobile and shall provide a driver for the Executive’s use of the automobile on Company business.

(d)

Equity Compensation.

 Executive shall be eligible to be granted options to purchase shares of the Company’s common stock (“Stock Options”) in accordance with the terms of the Stock Option Plan for Key Employees and Outside Directors of Kimco Realty Corporation (the “Option Plan”) and may be eligible for future grants as well. If a Restricted Stock Plan is adopted, the Executive will be eligible for grants.  Executive understands that the amount, existence, terms and conditions of any such grants shall be determined in the sole discretion of the Board of Directors or committee thereof.

(e)

Benefits.  During the Term of Employment or Renewed Term of Employment, if any, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans (including health, welfare and insurance plans) and other arrangements made available by the Company to its senior employees generally

(collectively “Benefits”), subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; provided, however, that the Executive shall be entitled to four (4) weeks of paid vacation per annum during the Term of Employment or Renewed Term of Employment, if any, exclusive of Company holidays and that Executive shall be entitled to take sick or personal days off in accordance with the Company’s practice as applied to other senior executives.

(f)

Business Expenses.  The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder provided that such expenses are incurred for business reasons and accounted for in accordance with the Company’s policy.

(g)

No Waiver.  The Executive shall also be entitled to such other benefits or terms of employment as are provided by law.

2.

Termination of Employment.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)

Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)

Disability.  If the Company determines in good faith that the Executive is Significantly Disabled during the Term of Employment, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties with or without a reasonable accommodation.

(c)

Cause.  The Company may terminate the Executive’s employment hereunder for Cause.

(d)

Without Cause.  The Company may terminate the Executive’s employment at any time hereunder without Cause upon thirty (30) days notice.

(e)

Expiration of Term of Employment and Ninety Day Notice Not to Renew.  Executive’s employment hereunder shall terminate upon expiration of the Term of Employment upon written notice by either party provided ninety (90) days before the expiration of the Term of Employment in accordance with Section 4, above, or if this Agreement is renewed, before expiration of the Renewed Term of Employment, if applicable.  The giving of notice not to renew shall not constitute a termination without Cause.

(f)

Notice of Termination.  Any termination of the Executive’s employment hereunder (other than by reason of the Executive’s death or expiration of the Term of Employment or Renewed Term of Employment, if any) shall be communicated by a notice of termination to the other parties hereto.  For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.

3.

Compensation Following Termination of Employment.  Upon termination of Executive’s employment under this Agreement, Executive (or his/her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)

Base Salary and Accrued but Unpaid Expenses and Vacation.  The Company shall pay Executive any Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued, but unused, to the date of termination.

(b)

Other Compensation and Benefits.  Except as otherwise provided under this Agreement,

(i)

any other compensation or benefits to which Executive may be entitled at the time of termination shall be determined and paid in accordance with the terms of such plans, policies and arrangements providing such compensation or benefits, and

(ii)

except as provided hereunder, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(c)

Additional Compensation Payable Following Termination without Cause.  If the Executive’s employment shall terminate without Cause (pursuant to Section 7(d)), and if Executive executes a “Separation Agreement and General Release” in substantially the same form as attached hereto as Exhibit A, the Company shall provide the following compensation and benefits to Executive unless the Change in Control provisions of Section 24 below apply:

(i)

Base Salary.  The Company shall pay the Executive a severance benefit equal to the greater of A) the remaining Base Salary payments to which Executive would be entitled for the remainder of the Term of Employment (or if this Agreement is renewed, the Renewed Term of Employment) if such termination had not occurred or B) one year’s payment of Base Salary.  Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

(ii)

Minimum Bonus.  The Company shall pay Executive the Minimum Bonus(es) that he would have received pursuant to Section 6(b) if his employment had continued until the end of the Term of Employment (or if this Agreement is renewed, until the end of the Renewed Term of Employment).

(iii)

Continuation of Benefits.  The Company shall make all necessary payments for and provide all Benefits to Executive under this Agreement as if his employment had continued until the end of the Term of Employment (or if this Agreement is renewed, until the end of the Renewed Term of Employment) or for one year, whichever is greater.

(iv)

Vesting of Stock Options.  All outstanding unvested Stock Options shall become immediately vested and fully exercisable.

(v)

Upon death or significant disability, the Executive (or such Payee as the Executive shall have designated on the signature page hereof) shall be entitled to six (6) months of base salary (or such greater amount as determined in Section 6(a), above) and any options with respect to common stock options of the Company then held by Executive, which are not yet exercisable shall thereupon become exercisable in accordance with the terms of such option.

(d)

No Other Compensation.  If Executive’s employment is terminated by reason of Cause or resignation by Executive (other than in accordance with Section 24 below following a Change in Control) or Expiration of the Term of Employment or Renewed Term of Employment, if any, then Executive shall not be entitled to any other compensation or benefits from the Company except as described in Section 8(a) and (b) above.

4.

Survival.  The expiration or termination of the Term of Employment or Renewed Term of Employment, if any, shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

5.

Disputes.  Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Garden City, New York in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where Employee pays an amount equal to the cost of the filing fee or purchasing an index number in federal or state court, whichever is less.  To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the U.S. District Court for the Eastern District of New York, or the Supreme Court in and for Nassau County, New York and all such claims shall be adjudicated by a judge sitting without a jury.

The prevailing party in any such proceeding shall be entitled to collect from the other party, all legal fees and expenses as permitted by law.

6.

Consultancy.  Upon termination of the Term of Employment, or if the employment term is renewed, upon termination of the Renewed Term of Employment, Executive and the Company shall thereupon enter into a consulting agreement which shall provide for compensation of $250,000 per annum for a term of three years.

7.

Restrictive Covenants.

This Section 12 shall not apply in the event of termination following a Change in Control (as defined in Section 2(g), above), pursuant to Section 24, below.

(a)

Confidentiality.

(i)

During Executive’s Term of Employment or Renewed Term of Employment, if any, with the Company, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided that prior written notice of such required disclosure is provided to the Company and that all reasonable efforts to preserve the confidentiality of such information shall be made.

(ii)

As used herein, "Confidential Information" shall mean information that (i) is used or potentially useful in the Company's business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public.  "Confidential Information" includes, without limitation, information relating to the Company's products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personnel information.  "Confidential Information" also includes proprietary and/or confidential information of the Company's customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise.

(b)

Non-Competition.  In consideration of Executive's employment or the continuation of Executive's employment with the Company and the access to Confidential Information provided by the Company, including customer, client, landlord, owner and tenant contact information, Executive agrees and covenants that:

(i)

Executive shall not in any states where the Company does business enter into competition (as defined below) with the Company during Executive’s Term of Employment or Renewed Term of Employment, if any, with the Company or, if he resigns or is deemed to have resigned from employment (e.g., job abandonment), until December 31, 2008 or one (1) year from the renewal date of the contract, whichever is greater, and

(ii)

As used herein, the term "competition" shall mean the direct or indirect ownership, management, employment or other participation in any business whose products or activities compete in whole or in part with the services or activities of the Company or any of its subsidiaries, including, without limitation, any real estate investment trust or other business which manages, or owns and operates, or purchases and sells shopping malls or shopping centers, provided, however, that Executive may acquire up to one percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(c)

Non-Solicitation.

(i)

While employed by the Company or, if he resigns or is deemed to have resigned from employment (e.g., job abandonment), until December 31, 2008, Executive shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then and was at any time during Executive's employment an employee, sales representative or agent of the Company or any subsidiary or affiliate of the Company.

(ii)

Executive agrees that while employed by the Company or, if he resigns or is deemed to have resigned from employment (e.g., job abandonment), until December 31, 2008, he will not, on behalf of himself, or any other person, firm or corporation, solicit any of the Company's customers, clients, landlords, owners, tenants, and business or joint venture partners with whom he has had contact while working for the Company; nor will Executive in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert, or take away any of the Company's customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners with whom Executive has had contact.  For purposes of this Section, the term "contact" shall mean engaging in any communication, whether written or oral, with the customer, client, landlord, owner, tenant, supplier and business or joint venture partner or any representative thereof, or obtaining any information with respect to such customer, client, landlord, owner, tenant, supplier and business or joint venture partner or representative thereof.

(d)

Remedies for Breach of Confidentiality, Non-Competition and Non-Solicitation Provisions of this Agreement.  Executive acknowledges that this Section 12, its terms and his compliance are necessary to protect the Company's Confidential and Proprietary Information, its business and its goodwill, and that a breach of any of Executive's promises contained in this Section 12 will irreparably and continually damage the Company to an extent that money damages may not be adequate.  For these reasons, Executive agrees that in the event of a breach or threatened breach by the Executive of this Section 12, the Company shall be entitled to a temporary restraining order and preliminary injunction restraining Executive from such breach, without the posting of a bond.  Nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.  The Company and Executive further acknowledge and agree that it may be difficult, if not impossible; to compute the actual damages that will be suffered by the Company upon Executive’s violation of this Section 12.  It is agreed, therefore, that in the event Executive breaches these provisions, Executive shall pay to the Company liquidated damages of a full year's salary during any period of breach and forfeit any payments due under Agreement, or any actual damages that the Company may incur as a result of such breach, whichever amount is greater, in addition to any other damages, including without limitation punitive damages, attorney's fees and costs, awarded by a court or arbitrator related to any breach of these provisions.

(e)

Effect of Termination of Employment.  Notwithstanding the provisions of Section 7(e) of this Agreement, the period of Executive's employment for purposes of determining the applicability of the restrictions contained in Section 12 of this Agreement shall include any period during which Executive is employed by the Company's successors or assigns.  Upon termination of employment, as defined herein and for whatever cause, Executive shall immediately deliver to the Company or its successors or assigns, all Company property, including without limitation all Confidential Information as defined above.

8.

Withholding of Taxes.  The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

9.

Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  The Company shall cause any successor to all or substantially all of its assets or business to assume this Agreement.

10.

Governing Law.  This Agreement is being made and executed in and is intended to be performed in the State of New York, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York without regard to its conflict or choice of law rules.

11.

Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.

Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent, by telex, telecopy, facsimile transmission, or certified or registered mail, postage prepaid, as follows:

If to the Company, addressed to:

3333 New Hyde Park Rd.

New Hyde Park, NY 11042

Att: Vice President of Human Resources

If to the Executive, to him at the address set forth below under his signature; or at any other address as any party shall have specified by notice in writing to the other parties in accordance herewith.

13.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  This Agreement shall not become enforceable until executed by the Company.

14.

Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement and supersedes any and all prior agreements, including specifically the November 1, 1998 Employment Agreement between the Company and the Executive.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15.

Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and approved by the Executive Compensation Committee of the Board of Directors or by an arbitrator or court seeking to render enforceable through "judicial" modification an otherwise unenforceable provision.  By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16.

No Inconsistent Actions; Cooperation.

(a)

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(b)

Each of the parties hereto shall cooperate and take such actions, and execute such other documents as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

17.

No Alienation of Benefits.  To the extent permitted by law the benefits provided by this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of the Executive, his beneficiary or his estate.

18.

Indemnification.  The Company shall provide indemnification to the Executive to the extent permitted by the Company’s corporate bylaws and under New York law.

19.

Change in Control.

(a)

Requirements for Additional Compensation.  If a Change in Control occurs and the Executive’s employment is terminated for any reason, at any time by the Company without Cause pursuant to Section 7(d) above, or by the Executive if prior to the end of the 60-day period beginning on the date of the Change in Control, the Company shall provide the Executive with the additional compensation and benefits described in this Section 24.

(b)

Lump Sum Payment.  The Company shall pay Executive an amount equal to the lesser of:

(i)

The amount of Base Salary under this Agreement (or any salary of greater amount he was receiving as was determined pursuant to Section 6(a)) and bonus (defined by the amount of bonus he most recently received or the Executive’s minimum bonus, if he has never yet received a bonus), that would have been payable to the Executive if he had continued in employment until the end of the Term of Employment or Renewed Term of Employment, if any; or

(ii)

The greatest payment which in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 28(b)(1) of the Internal Revenue Code.

The amount determined under this subsection (b) of this Section 24 will be paid to Executive in a single lump sum within thirty (30) days after his last day of employment.

(c)

Continuation of Benefits.  The Company shall make all necessary payments for and provide all Benefits to Executive under this Agreement as if his employment had continued until the later of the end of the Term of Employment (or if the Agreement is renewed, the Renewed Term of Employment) or the end of the one-year period beginning on his date of termination.

(d)

Vesting of Stock Options.  All outstanding unvested Stock Options shall become immediately vested and fully exercisable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

KIMCO REALTY CORPORATION,

a Maryland corporation

By: _/s/ Milton Cooper__________

EXECUTIVE

/s/ Michael J. Flynn____________

Michael J. Flynn

215 Old Church Road

Greenwich, CT  06830